Exhibit 99.1

Helen of Troy Limited Reports Fourth Quarter Fiscal 2025 Results

Consolidated Net Sales Decline of 0.7%
GAAP Diluted EPS Growth of 24.0% to $2.22
Adjusted Diluted EPS Decline of 4.9% to $2.33
Cash Flow from Operations of $35.0 Million; Free Cash Flow(1)(2) of $27.1 Million

El Paso, Texas, April 24, 2025 — Helen of Troy Limited (NASDAQ: HELE), designer, developer, and worldwide marketer of branded consumer home, outdoor, beauty, and wellness products, today reported results for the three-month period ended February 28, 2025.

Executive Summary – Fourth Quarter of Fiscal 2025 Compared to Fiscal 2024

•Consolidated net sales revenue of $485.9 million compared to $489.2 million
•Gross profit margin of 48.6% compared to 49.0%
•Operating margin of 0.4%, which includes non-cash asset impairment charges of $51.5 million, compared to 13.5%
•Non-GAAP adjusted operating margin of 15.4% compared to 17.0%
•GAAP diluted EPS of $2.22 compared to $1.79
•Non-GAAP adjusted diluted EPS of $2.33 compared to $2.45
•Net cash provided by operating activities of $35.0 million compared to $73.6 million
•Non-GAAP adjusted EBITDA margin of 17.4% compared to 19.3%

Executive Summary - Fiscal 2025 Compared to Fiscal 2024

•Consolidated net sales revenue of $1.908 billion, a decrease of 4.9%
•Gross profit margin improvement of 60 basis points to 47.9% compared to 47.3%
•Operating margin of 7.5% compared to 13.0%
•Non-GAAP adjusted operating margin of 13.2% compared to 15.0%
•GAAP diluted EPS of $5.37 compared to $7.03
•Non-GAAP adjusted diluted EPS of $7.17 compared to $8.91
•Net cash provided by operating activities of $113.2 million compared to $306.1 million
•Non-GAAP adjusted EBITDA margin of 15.2% compared to 16.8%

Ms. Noel M. Geoffroy, Chief Executive Officer, stated: “We reported fourth quarter net sales and adjusted diluted EPS that met the Outlook range we provided in January. During the quarter we saw strength in Wellness, OXO, Osprey, and International, and a better-than-expected contribution from Olive & June. Stepping back to look at the full fiscal year, we accomplished a number of important objectives, including taking the necessary and focused actions to Reset & Revitalize our brands and business, delivering the largest year of Project Pegasus savings, and adding an immediately accretive brand to our global portfolio with the acquisition of Olive & June. Our efforts to improve the health of our brands and our operating performance are producing results. In Fiscal 2025 we grew or maintained market share in five of our key categories in our U.S. measured channels, where seven of our brands hold number one or number two positions in their respective categories, and we grew international net sales.”

Ms. Geoffroy continued: “As we enter Fiscal 2026, we find ourselves in volatile times. The rapidly changing global tariff actions are creating significant uncertainty in the marketplace which we believe will have a profound impact on the economy broadly, and consumer sentiment specifically, making business planning a challenge. We are focusing on what is within our control and are encouraged by the progress we made during Fiscal 2025 in executing our Reset & Revitalize action plan. We believe we strengthened our position to navigate Fiscal 2026 and beyond. We have proven that as an organization we can navigate difficult economic times, as we did during COVID, by continuing to stay true to our Purpose, Vision and Values, which center around our consumer loved brands. Further, as we have seen in prior recessionary periods, many of our brands resonate well during economic downturns as they offer value to consumers who are looking to stretch their budgets. While we continue to plan for the longer term, we have taken near-term steps to preserve margins, continue to pay down our debt, and maximize cash flow. I would like to recognize and thank our global associates who remain dedicated and resilient during these challenging times.”

	Three Months Ended Last Day of February,
(in thousands) (unaudited)	Home & Outdoor	Beauty & Wellness	Total
Fiscal 2024 sales revenue, net	$223,312	$265,889	$489,201
Organic business (4)	(2,700)	(21,157)	(23,857)
Impact of foreign currency	(793)	(1,670)	(2,463)
Acquisition (5)	—	23,010	23,010
Change in sales revenue, net	(3,493)	183	(3,310)
Fiscal 2025 sales revenue, net	$219,819	$266,072	$485,891

Total net sales revenue growth (decline)	(1.6)%	0.1%	(0.7)%
Organic business	(1.2)%	(8.0)%	(4.9)%
Impact of foreign currency	(0.4)%	(0.6)%	(0.5)%
Acquisition	—%	8.7%	4.7%

Operating margin (GAAP)
Fiscal 2025	14.7%	(11.4)%	0.4%
Fiscal 2024	15.7%	11.7%	13.5%
Adjusted operating margin (non-GAAP) (1)
Fiscal 2025	17.9%	13.4%	15.4%
Fiscal 2024	18.7%	15.6%	17.0%

Consolidated Results - Fourth Quarter Fiscal 2025 Compared to Fourth Quarter Fiscal 2024

•Consolidated net sales revenue decreased $3.3 million, or 0.7%, to $485.9 million, compared to $489.2 million, primarily driven by a decrease from Organic business of $23.9 million, or 4.9%. The Organic business decrease was due to a decline in Beauty & Wellness primarily driven by lower Beauty hair appliance sales and a decline in Home & Outdoor primarily resulting from a decline in insulated beverageware sales. The Organic business decline was partially offset by the contribution from the acquisition of Olive & June, LLC (“Olive & June”) of $23.0 million, or 4.7%, to consolidated net sales revenue.

•Consolidated gross profit margin decreased 40 basis points to 48.6%, compared to 49.0%. The decrease was primarily due to a less favorable product mix within the segments and a less favorable customer mix within Home & Outdoor. These factors were partially offset by favorable inventory obsolescence expense and lower commodity and product costs, partly driven by Project Pegasus initiatives.

•Consolidated selling, general and administrative expense (“SG&A”) ratio increased 120 basis points to 35.9%, compared to 34.7%. The increase was primarily due to acquisition-related expenses incurred in connection with the Olive & June transaction and higher marketing expense as the Company reinvested back into its brands. These factors were partially offset by lower overall personnel expense, primarily driven by lower annual incentive and share-based compensation expenses.

•The Company recognized non-cash asset impairment charges of $51.5 million ($47.6 million after tax), during the fourth quarter of fiscal 2025, to reduce the goodwill and definite-lived trade name of its Drybar business, which is included within Beauty & Wellness.

•Consolidated operating income was $2.0 million, or 0.4% of net sales revenue, compared to $66.2 million, or 13.5% of net sales revenue. The decrease in consolidated operating margin was primarily due to non-cash asset impairment charges of $51.5 million, higher restructuring charges, an increase in the aforementioned consolidated SG&A ratio, and a decrease in consolidated gross profit margin.

•Interest expense was $14.0 million, compared to $12.5 million. The increase in interest expense was primarily due to higher average borrowings outstanding, including borrowings to fund the acquisition of Olive & June.

•Income tax benefit was $62.5 million, compared to income tax expense of $12.0 million, primarily due to a transitional tax benefit of $64.6 million resulting from the Company's intangible asset reorganization(6) recognized during the fourth quarter of fiscal 2025, partially offset by shifts in the mix of income in various tax jurisdictions.

•Net income was $50.9 million, compared to $42.7 million. Diluted EPS was $2.22, compared to $1.79. Diluted EPS increased primarily due to a $64.6 million transitional income tax benefit recognized in connection with the Company's intangible asset reorganization and lower weighted average diluted shares outstanding, partially offset by lower operating income inclusive of after-tax non-cash asset impairment charges of $47.6 million.

•Non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) decreased 10.6% to $84.3 million, compared to $94.3 million. Non-GAAP adjusted EBITDA margin was 17.4%, compared to 19.3%.

On an adjusted basis (non-GAAP) for the fourth quarters of fiscal 2025 and 2024, excluding acquisition-related expenses, asset impairment charges(7), intangible asset reorganization, restructuring charges, amortization of intangible assets, and non-cash share-based compensation, as applicable:

•Adjusted operating income decreased $8.2 million, or 9.9%, to $75.0 million, or 15.4% of net sales revenue, compared to $83.3 million, or 17.0% of net sales revenue. The 160 basis point decrease in adjusted operating margin was primarily driven by higher marketing expense, a less favorable product mix within the segments and a less favorable customer mix within Home & Outdoor. These factors were partially offset by favorable inventory obsolescence expense, lower commodity and product costs, partly driven by Project Pegasus initiatives, and lower annual incentive compensation.

•Adjusted income decreased $5.2 million, or 8.8%, to $53.4 million, compared to $58.6 million. Adjusted diluted EPS decreased 4.9% to $2.33, which includes an unfavorable impact from foreign currency of approximately $0.11, compared to $2.45. The year-over-year decrease in adjusted diluted EPS was primarily due to lower adjusted operating income and higher interest expense, partially offset by a decrease in the adjusted effective income tax rate and lower weighted average diluted shares outstanding.

Segment Results - Fourth Quarter Fiscal 2025 Compared to Fourth Quarter Fiscal 2024

Home & Outdoor net sales revenue decreased $3.5 million, or 1.6%, to $219.8 million, compared to $223.3 million, with the decline driven by the insulated beverageware category, partially offset by growth in packs and the home category. The decrease was primarily due to continued competitive intensity in the insulated beverageware category, softer overall consumer demand, lower replenishment orders from retail customers, a decrease in closeout channel sales, and lower club sales in the home category. These factors were partially offset by higher international sales across all categories, an increase in online channel sales in the home category, and new and expanded retailer distribution in the insulated beverageware and home categories.

Home & Outdoor operating income was $32.3 million, or 14.7% of segment net sales revenue, compared to $35.0 million, or 15.7% of segment net sales revenue. The 100 basis point decrease in segment operating margin was primarily due to a less favorable product and customer mix and an increase in restructuring charges of $2.6 million. These factors were partially offset by lower commodity and product costs, favorable inventory obsolescence expense, and lower annual incentive and share-based compensation expenses. Adjusted operating income decreased 5.8% to $39.3 million, or 17.9% of segment net sales revenue, compared to $41.7 million, or 18.7% of segment net sales revenue.

Beauty & Wellness net sales revenue increased $0.2 million, or 0.1%, to $266.1 million, compared to $265.9 million, primarily due to the contribution from the acquisition of Olive & June of $23.0 million, or 8.7% to segment net sales revenue growth. This growth was partially offset by a decrease from Organic business of $21.2 million, or 8.0%, primarily due to a decline in hair appliances and prestige hair liquids due to softer consumer demand, continued competitive intensity, and a net distribution decline. These factors were partially offset by growth in Wellness across most product categories, including air purification, heaters, humidification, fans and thermometry, partially offset by a decline in water filtration due to the previously disclosed expiration of an out-license relationship and category softness.

Beauty & Wellness operating loss was $30.3 million, or 11.4% of segment net sales revenue, compared to $31.2 million, or 11.7% of segment net sales revenue. The decrease in segment operating margin was primarily due to non-cash asset impairment charges of $51.5 million, acquisition-related expenses in connection with the Olive & June transaction, a less favorable product mix, and higher marketing and new product development expense as the segment reinvested back into its brands. These factors were partially offset by favorable inventory obsolescence expense, lower annual incentive compensation expense, and lower commodity and product costs. Adjusted operating income decreased 13.9% to $35.8 million, or 13.4% of segment net sales revenue, compared to $41.5 million, or 15.6% of segment net sales revenue.

Balance Sheet and Cash Flow - Fiscal 2025 Compared to Fiscal 2024

•Cash and cash equivalents totaled $18.9 million, compared to $18.5 million.
•Accounts receivable turnover(8) was 71.5 days, compared to 66.2 days.
•Inventory was $452.6 million, compared to $396.0 million.
•Total short- and long-term debt was $916.9 million, compared to $665.7 million.
•Net cash provided by operating activities for fiscal 2025 was $113.2 million, compared to $306.1 million.
•Free cash flow(1)(2) for fiscal 2025 was $83.1 million, compared to $269.4 million.

Pegasus Restructuring Plan

The Company previously announced a global restructuring plan intended to expand operating margins through initiatives designed to improve efficiency and effectiveness and reduce costs (collectively referred to as “Project Pegasus”). Project Pegasus includes multiple workstreams to further optimize the Company's brand portfolio, streamline and simplify the organization, accelerate and amplify cost of goods savings projects, enhance the efficiency of its supply chain network, optimize its indirect spending and improve its cash flow and working capital, as well as other activities. These initiatives have created operating efficiencies, as well as provided a platform to fund growth investments.

During the fourth quarter of fiscal 2025, the Company completed Project Pegasus, which resulted in total pre-tax restructuring charges of $60.9 million, of which $18.7 million were recognized in Home & Outdoor and $42.2 million in Beauty & Wellness. Total pre-tax restructuring charges were slightly above the high end of the Company's range previously disclosed of $55 million primarily due to incurring higher severance and employee related costs, but well below the Company's original expectations of $85 million to $95 million when the project was initiated. Pre-tax restructuring charges represented primarily cash expenditures and were substantially paid by the end of fiscal 2025, with a remaining liability of $7.7 million as of February 28, 2025, which is expected to be paid during fiscal 2026.

The Company continues to have the following expectations regarding Project Pegasus savings:
•Targeted annualized pre-tax operating profit improvements of approximately $75 million to $85 million, which began in fiscal 2024 and are expected to be substantially achieved by the end of fiscal 2027.
•Estimated cadence of the recognition of the savings will be approximately 25% and 35% in fiscal 2024 and 2025, respectively, which were both achieved, and approximately 25% and 15% in fiscal 2026 and 2027, respectively.
•Total profit improvements to be realized approximately 60% through reduced cost of goods sold and 40% through lower SG&A.

Fiscal 2026 Business Update

Due to evolving global tariff policies and the related business and macroeconomic uncertainty, the Company is not providing an outlook for fiscal 2026 at this time. The Company is in the process of assessing the incremental tariff impact in light of continuing changes to global tariff policies, and the full extent of its potential mitigation plans, as well as the associated timing to fully execute such plans in a rapidly changing macro environment. To mitigate the Company's risk of ongoing exposure to tariffs, it has intensified efforts to diversify its production outside of China into regions where it expects tariffs or overall costs to be lower and to source the same product in more than one region, to the extent it is possible and not cost-prohibitive. The Company expects to reduce its cost of goods sold exposed to China tariffs to less than 20% by the end of fiscal 2026. The Company continues to assess and implement other mitigation actions, which include cost reductions from suppliers and price increases to customers. While the Company has not yet made all its pricing decisions, price increases are being considered, along with other mitigation strategies. In addition to the uncertainty from evolving global tariff policies, the Company believes there is a high probability of unfavorable cascading impacts on inflation, consumer confidence, employment, and overall macroeconomic conditions that are impossible to predict at this time and outside of the Company's control.

Out of an abundance of caution and in expectation of a difficult and uncertain environment, the Company is implementing a number of measures to reduce costs and preserve cash flow that will remain in place until there is greater certainty and less variability, which include the following:

•Suspension of projects and capital expenditures that are not critical or in support of supplier diversification or dual sourcing initiatives;

•Reduction and deferral of marketing, promotional, and new product development expense;
•Actions to reduce overall personnel costs and pause most project and travel expenses;
•A freeze on inventory purchases from China in the short term, with the exception of purchases supporting key launches already underway, and an overall reduction in inventory purchases in expectation of softer consumer demand in the short to intermediate term; and
•Actions to optimize accounts receivable and payable days outstanding.

Through the combination of tariff mitigation actions and these additional cost reduction measures, the Company believes it can offset 70% to 80% of the tariff impact in fiscal 2026, based on tariffs currently in place.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today's earnings release. The teleconference begins at 9:00 a.m. Eastern Time today, Thursday, April 24, 2025. Institutional investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live on the Events & Presentations page at: http://investor.helenoftroy.com/. A telephone replay of this call will be available at 1:00 p.m. Eastern Time on April 24, 2025, until 11:59 p.m. Eastern Time on May 8, 2025, and can be accessed by dialing (844) 512-2921 and entering replay pin number 13752111. A replay of the webcast will remain available on the website for one year.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP such as Adjusted Operating Income, Adjusted Operating Margin, Adjusted Income, Adjusted Diluted Earnings per Share (“EPS”), EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Net Leverage Ratio, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based financial measures presented in the Company's consolidated statements of income and cash flows. For additional information see Note 1 to the accompanying tables to this press release.

About Helen of Troy Limited

Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative products and solutions for its customers through a diversified portfolio of well-recognized and widely-trusted brands, including OXO, Hydro Flask, Osprey, Vicks, Braun, Honeywell, PUR, Hot Tools, Drybar, Curlsmith, Revlon, and Olive & June. All trademarks herein belong to Helen of Troy Limited (or its subsidiaries) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit http://investor.helenoftroy.com

Forward-Looking Statements

Certain written and oral statements made by the Company and subsidiaries of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release, in other filings with the SEC, and in certain other oral and written presentations. Generally, the words “anticipates”, “assumes”, “believes”, “expects”, “plans”, “may”, “will”, “might”, “would”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “currently”, “continue”, “intends”, “outlook”, “forecasts”, “targets”, “reflects”, “could”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that the Company expects or anticipates may occur in the future, including statements related to sales, expenses, including cost reduction measures, EPS results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon its current expectations and various assumptions. The Company currently believes there is a reasonable basis for these expectations and assumptions, but there can be no assurance that the Company will realize these expectations or that these assumptions will prove correct. Forward-looking statements are only as of the date they are made and are subject to risks, many of which are beyond our control, that could cause them to differ materially from actual results. Accordingly, the Company cautions readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company's Form 10-K for the year ended February 28, 2025, and in the Company's other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the geographic concentration of certain United States (“U.S.”) distribution facilities which increases its risk to disruptions that could affect the Company's ability to deliver products in a timely manner, the occurrence of cyber incidents or failure by the Company or its third-party service providers to maintain cybersecurity and the integrity of confidential internal or customer data, a cybersecurity breach, obsolescence or interruptions in the operation of the Company's central global Enterprise Resource Planning systems and other peripheral information systems, the Company's ability to develop and introduce a continuing stream of innovative new products to meet changing consumer preferences, actions taken by large customers that may adversely affect the Company's gross profit and operating results, the Company's dependence on sales to several large customers and the risks associated with any loss of, or substantial decline in, sales to top customers, the Company's dependence on third-party manufacturers, most of which are located in Asia, and any inability to obtain products from such manufacturers or diversify production to other regions or source the same product in multiple regions or implement potential tariff mitigation plans, the Company's ability to deliver products to its customers in a timely manner and according to their fulfillment standards, the risks associated with trade barriers, exchange controls, expropriations, and other risks associated with domestic and foreign operations including uncertainty and business interruptions resulting from political changes and events in the U.S. and abroad, and volatility in the global credit and financial markets and economy, the Company's dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, including a downturn from the effects of macroeconomic conditions, any public health crises or similar conditions, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, the Company's reliance on its Chief Executive Officer and a limited number of other key senior officers to operate its business, risks associated with the use of licensed trademarks from or to third parties, the Company's ability to execute and realize expected synergies from strategic business initiatives such as acquisitions, including Olive & June, divestitures and global restructuring plans, including Project Pegasus, the risks of significant tariffs or other restrictions continuing to be placed on imports from China, Mexico or Vietnam, including by the new U.S. presidential administration which has promoted and implemented plans to raise tariffs and pursue other trade policies intended to restrict imports, or any retaliatory trade measures taken by China, Mexico or Vietnam, the risks of potential changes in laws and regulations, including environmental, employment and health and safety and tax laws, and the costs and complexities of compliance with such laws, the risks associated with increased focus and expectations on climate change and other sustainability matters, the risks associated with significant changes in or the Company's compliance with regulations, interpretations or product certification requirements, the risks associated with global legal developments regarding privacy and data security that could result in changes to its business practices, penalties, increased cost of operations, or otherwise harm the business, the Company's dependence on whether it is classified as a “controlled foreign corporation” for U.S. federal income tax purposes which impacts the tax treatment of its non-U.S. income, the risks associated with legislation enacted in Bermuda and Barbados in response to the European Union's review of harmful tax competition and additional focus on compliance with economic substance requirements by Bermuda and Barbados, the risks associated with accounting for tax positions and the resolution of tax disputes, the risks associated with product recalls, product liability and other claims against the Company, and associated financial risks including but not limited to, increased costs of raw materials, energy and transportation, significant additional impairment of the Company's goodwill, indefinite-lived and definite-lived intangible assets or other long-lived assets, risks associated with foreign currency exchange rate fluctuations, the risks to the Company's liquidity or cost of capital which may be materially adversely affected by constraints or changes in the capital and credit markets, interest rates and limitations under its financing arrangements, and projections of product demand, sales and net income, which are highly subjective in nature, and from which future sales and net income could vary by a material amount. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:
Helen of Troy Limited
Anne Rakunas, Director, External Communications
(915) 225-4841

ICR, Inc.
Allison Malkin, Partner
(203) 682-8200

HELEN OF TROY LIMITED AND SUBSIDIARIES
Consolidated Statements of Income (5)
(Unaudited) (in thousands, except per share data)

	Three Months Ended Last Day of February,
	2025		2024
Sales revenue, net	$485,891	100.0%	$489,201	100.0%
Cost of goods sold	249,962	51.4%	249,606	51.0%
Gross profit	235,929	48.6%	239,595	49.0%
Selling, general and administrative expense (“SG&A”)	174,516	35.9%	169,569	34.7%
Asset impairment charges	51,455	10.6%	—	—%
Restructuring charges	7,943	1.6%	3,850	0.8%
Operating income	2,015	0.4%	66,176	13.5%
Non-operating income, net	370	0.1%	1,053	0.2%
Interest expense	13,999	2.9%	12,500	2.6%
(Loss) income before income tax	(11,614)	(2.4)%	54,729	11.2%
Income tax (benefit) expense	(62,531)	(12.9)%	11,995	2.5%
Net income	$50,917	10.5%	$42,734	8.7%

Diluted earnings per share (“EPS”)	$2.22		$1.79

Weighted average shares of common stock used in computing diluted EPS	22,904		23,891

	Fiscal Years Ended Last Day of February,
	2025		2024
Sales revenue, net	$1,907,665	100.0%	$2,005,050	100.0%
Cost of goods sold	993,259	52.1%	1,056,390	52.7%
Gross profit	914,406	47.9%	948,660	47.3%
SG&A	705,381	37.0%	669,359	33.4%
Asset impairment charges	51,455	2.7%	—	—%
Restructuring charges	14,822	0.8%	18,712	0.9%
Operating income	142,748	7.5%	260,589	13.0%
Non-operating income, net	838	—%	1,518	0.1%
Interest expense	51,922	2.7%	53,065	2.6%
Income before income tax	91,664	4.8%	209,042	10.4%
Income tax (benefit) expense	(32,087)	(1.7)%	40,448	2.0%
Net income	$123,751	6.5%	$168,594	8.4%

Diluted EPS	$5.37		$7.03

Weighted average shares of common stock used in computing diluted EPS	23,065		23,970

Consolidated Net Sales Revenue by Geographic Region (9)
(Unaudited) (in thousands)

	Three Months Ended Last Day of February,
	2025		2024
Domestic sales revenue, net	$372,282	76.6%	$384,066	78.5%
International sales revenue, net	113,609	23.4%	105,135	21.5%
Total sales revenue, net	$485,891	100.0%	$489,201	100.0%

	Fiscal Years Ended Last Day of February,
	2025		2024
Domestic sales revenue, net	$1,439,251	75.4%	$1,560,256	77.8%
International sales revenue, net	468,414	24.6%	444,794	22.2%
Total sales revenue, net	$1,907,665	100.0%	$2,005,050	100.0%

Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income (Loss) and Operating Margin to Adjusted Operating Income and Adjusted Operating Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended February 28, 2025
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income (loss), as reported (GAAP)	$32,286	14.7%	$(30,271)	(11.4)%	$2,015	0.4%
Acquisition-related expenses	—	—%	3,035	1.1%	3,035	0.6%
Asset impairment charges (7)	—	—%	51,455	19.3%	51,455	10.6%
Restructuring charges	3,127	1.4%	4,816	1.8%	7,943	1.6%
Subtotal	35,413	16.1%	29,035	10.9%	64,448	13.3%
Amortization of intangible assets	1,761	0.8%	3,508	1.3%	5,269	1.1%
Non-cash share-based compensation	2,099	1.0%	3,227	1.2%	5,326	1.1%
Adjusted operating income (non-GAAP)	$39,273	17.9%	$35,770	13.4%	$75,043	15.4%

	Three Months Ended February 29, 2024
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$35,003	15.7%	$31,173	11.7%	$66,176	13.5%
Restructuring charges	500	0.2%	3,350	1.3%	3,850	0.8%
Subtotal	35,503	15.9%	34,523	13.0%	70,026	14.3%
Amortization of intangible assets	1,735	0.8%	2,732	1.0%	4,467	0.9%
Non-cash share-based compensation	4,473	2.0%	4,294	1.6%	8,767	1.8%
Adjusted operating income (non-GAAP)	$41,711	18.7%	$41,549	15.6%	$83,260	17.0%

	Fiscal Year Ended February 28, 2025
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$119,601	13.2%	$23,147	2.3%	$142,748	7.5%
Acquisition-related expenses	—	—%	3,035	0.3%	3,035	0.2%
Asset impairment charges	—	—%	51,455	5.1%	51,455	2.7%
Restructuring charges	4,855	0.5%	9,967	1.0%	14,822	0.8%
Subtotal	124,456	13.7%	87,604	8.7%	212,060	11.1%
Amortization of intangible assets	7,064	0.8%	11,811	1.2%	18,875	1.0%
Non-cash share-based compensation	10,402	1.1%	10,974	1.1%	21,376	1.1%
Adjusted operating income (non-GAAP)	$141,922	15.7%	$110,389	11.0%	$252,311	13.2%

	Fiscal Year Ended February 29, 2024
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$142,732	15.6%	$117,857	10.8%	$260,589	13.0%
Bed, Bath & Beyond bankruptcy (10)	3,087	0.3%	1,126	0.1%	4,213	0.2%
Gain on sale of distribution and office facilities (11)	(16,175)	(1.8)%	(18,015)	(1.7)%	(34,190)	(1.7)%
Restructuring charges	5,144	0.6%	13,568	1.2%	18,712	0.9%
Subtotal	134,788	14.7%	114,536	10.5%	249,324	12.4%
Amortization of intangible assets	7,057	0.8%	11,269	1.0%	18,326	0.9%
Non-cash share-based compensation	16,319	1.8%	17,553	1.6%	33,872	1.7%
Adjusted operating income (non-GAAP)	$158,164	17.3%	$143,358	13.2%	$301,522	15.0%

Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income (Loss) to EBITDA
(Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA and Adjusted EBITDA Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended February 28, 2025
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income (loss), as reported (GAAP)	$32,286	14.7%	$(30,271)	(11.4)%	$2,015	0.4%
Depreciation and amortization	6,515	3.0%	7,683	2.9%	14,198	2.9%
Non-operating income, net	—	—%	370	0.1%	370	0.1%
EBITDA (non-GAAP)	38,801	17.7%	(22,218)	(8.4)%	16,583	3.4%
Add: Acquisition-related expenses	—	—%	3,035	1.1%	3,035	0.6%
Asset impairment charges	—	—%	51,455	19.3%	51,455	10.6%
Restructuring charges	3,127	1.4%	4,816	1.8%	7,943	1.6%
Non-cash share-based compensation	2,099	1.0%	3,227	1.2%	5,326	1.1%
Adjusted EBITDA (non-GAAP)	$44,027	20.0%	$40,315	15.2%	$84,342	17.4%

	Three Months Ended February 29, 2024
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$35,003	15.7%	$31,173	11.7%	$66,176	13.5%
Depreciation and amortization	7,562	3.4%	6,900	2.6%	14,462	3.0%
Non-operating income, net	—	—%	1,053	0.4%	1,053	0.2%
EBITDA (non-GAAP)	42,565	19.1%	39,126	14.7%	81,691	16.7%
Add: Restructuring charges	500	0.2%	3,350	1.3%	3,850	0.8%
Non-cash share-based compensation	4,473	2.0%	4,294	1.6%	8,767	1.8%
Adjusted EBITDA (non-GAAP)	$47,538	21.3%	$46,770	17.6%	$94,308	19.3%

	Fiscal Year Ended February 28, 2025
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$119,601	13.2%	$23,147	2.3%	$142,748	7.5%
Depreciation and amortization	26,088	2.9%	28,960	2.9%	55,048	2.9%
Non-operating income, net	—	—%	838	0.1%	838	—%
EBITDA (non-GAAP)	145,689	16.1%	52,945	5.3%	198,634	10.4%
Add: Acquisition-related expenses	—	—%	3,035	0.3%	3,035	0.2%
Asset impairment charges	—	—%	51,455	5.1%	51,455	2.7%
Restructuring charges	4,855	0.5%	9,967	1.0%	14,822	0.8%
Non-cash share-based compensation	10,402	1.1%	10,974	1.1%	21,376	1.1%
Adjusted EBITDA (non-GAAP)	$160,946	17.8%	$128,376	12.8%	$289,322	15.2%

	Fiscal Year Ended February 29, 2024
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$142,732	15.6%	$117,857	10.8%	$260,589	13.0%
Depreciation and amortization	24,595	2.7%	26,904	2.5%	51,499	2.6%
Non-operating income, net	—	—%	1,518	0.1%	1,518	0.1%
EBITDA (non-GAAP)	167,327	18.3%	146,279	13.4%	313,606	15.6%
Add: Bed, Bath & Beyond bankruptcy	3,087	0.3%	1,126	0.1%	4,213	0.2%
Gain on sale of distribution and office facilities	(16,175)	(1.8)%	(18,015)	(1.7)%	(34,190)	(1.7)%
Restructuring charges	5,144	0.6%	13,568	1.2%	18,712	0.9%
Non-cash share-based compensation	16,319	1.8%	17,553	1.6%	33,872	1.7%
Adjusted EBITDA (non-GAAP)	$175,702	19.2%	$160,511	14.7%	$336,213	16.8%

Reconciliation of Non-GAAP Financial Measures – GAAP Net Income to EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA and Adjusted EBITDA Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended Last Day of February,
	2025		2024
Net income, as reported (GAAP)	$50,917	10.5%	$42,734	8.7%
Interest expense	13,999	2.9%	12,500	2.6%
Income tax (benefit) expense	(62,531)	(12.9)%	11,995	2.5%
Depreciation and amortization	14,198	2.9%	14,462	3.0%
EBITDA (non-GAAP)	16,583	3.4%	81,691	16.7%
Add: Acquisition-related expenses	3,035	0.6%	—	—%
Asset impairment charges	51,455	10.6%	—	—%
Restructuring charges	7,943	1.6%	3,850	0.8%
Non-cash share-based compensation	5,326	1.1%	8,767	1.8%
Adjusted EBITDA (non-GAAP)	$84,342	17.4%	$94,308	19.3%

	Fiscal Years Ended Last Day of February,
	2025		2024
Net income, as reported (GAAP)	$123,751	6.5%	$168,594	8.4%
Interest expense	51,922	2.7%	53,065	2.6%
Income tax (benefit) expense	(32,087)	(1.7)%	40,448	2.0%
Depreciation and amortization	55,048	2.9%	51,499	2.6%
EBITDA (non-GAAP)	198,634	10.4%	313,606	15.6%
Add: Acquisition-related expenses	3,035	0.2%	—	—%
Asset impairment charges	51,455	2.7%	—	—%
Bed, Bath & Beyond bankruptcy	—	—%	4,213	0.2%
Gain on sale of distribution and office facilities	—	—%	(34,190)	(1.7)%
Restructuring charges	14,822	0.8%	18,712	0.9%
Non-cash share-based compensation	21,376	1.1%	33,872	1.7%
Adjusted EBITDA (non-GAAP)	$289,322	15.2%	$336,213	16.8%

Reconciliation of Non-GAAP Financial Measures – GAAP (Loss) Income and Diluted EPS to
Adjusted Income and Adjusted Diluted EPS (Non-GAAP) (1)
(Unaudited) (in thousands, except per share data)

	Three Months Ended February 28, 2025
	(Loss) Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$(11,614)	$(62,531)	$50,917	$(0.51)	$(2.73)	$2.22
Acquisition-related expenses	3,035	—	3,035	0.13	—	0.13
Asset impairment charges	51,455	3,895	47,560	2.25	0.17	2.08
Intangible asset reorganization (6)	—	64,604	(64,604)	—	2.82	(2.82)
Restructuring charges	7,943	814	7,129	0.35	0.04	0.31
Subtotal	50,819	6,782	44,037	2.22	0.30	1.92
Amortization of intangible assets	5,269	812	4,457	0.23	0.04	0.19
Non-cash share-based compensation	5,326	401	4,925	0.23	0.02	0.22
Adjusted (non-GAAP)	$61,414	$7,995	$53,419	$2.68	$0.35	$2.33

Weighted average shares of common stock used in computing diluted EPS						22,904

	Three Months Ended February 29, 2024
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$54,729	$11,995	$42,734	$2.29	$0.50	$1.79
Restructuring charges	3,850	49	3,801	0.16	—	0.16
Subtotal	58,579	12,044	46,535	2.45	0.50	1.95
Amortization of intangible assets	4,467	628	3,839	0.19	0.03	0.16
Non-cash share-based compensation	8,767	552	8,215	0.37	0.02	0.34
Adjusted (non-GAAP)	$71,813	$13,224	$58,589	$3.01	$0.55	$2.45

Weighted average shares of common stock used in computing diluted EPS						23,891

	Fiscal Year Ended February 28, 2025
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$91,664	$(32,087)	$123,751	$3.97	$(1.39)	$5.37
Acquisition-related expenses	3,035	—	3,035	0.13	—	0.13
Asset impairment charges	51,455	3,895	47,560	2.23	0.17	2.06
Barbados tax reform (12)	—	(6,045)	6,045	—	(0.26)	0.26
Intangible asset reorganization	—	64,604	(64,604)	—	2.80	(2.80)
Restructuring charges	14,822	1,433	13,389	0.64	0.06	0.58
Subtotal	160,976	31,800	129,176	6.98	1.38	5.60
Amortization of intangible assets	18,875	2,798	16,077	0.82	0.12	0.70
Non-cash share-based compensation	21,376	1,240	20,136	0.93	0.05	0.87
Adjusted (non-GAAP)	$201,227	$35,838	$165,389	$8.72	$1.55	$7.17

Weighted average shares of common stock used in computing diluted EPS						23,065

Reconciliation of Non-GAAP Financial Measures – GAAP Income and Diluted EPS to
Adjusted Income and Adjusted Diluted EPS (Non-GAAP) (1)
(Unaudited) (in thousands, except per share data)

	Fiscal Year Ended February 29, 2024
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$209,042	$40,448	$168,594	$8.72	$1.69	$7.03
Bed, Bath & Beyond bankruptcy	4,213	53	4,160	0.18	—	0.17
Gain on sale of distribution and office facilities	(34,190)	(8,787)	(25,403)	(1.43)	(0.37)	(1.06)
Restructuring charges	18,712	234	18,478	0.78	0.01	0.77
Subtotal	197,777	31,948	165,829	8.25	1.33	6.92
Amortization of intangible assets	18,326	2,447	15,879	0.76	0.10	0.66
Non-cash share-based compensation	33,872	2,110	31,762	1.41	0.09	1.33
Adjusted (non-GAAP)	$249,975	$36,505	$213,470	$10.43	$1.52	$8.91

Weighted average shares of common stock used in computing diluted EPS						23,970

Selected Consolidated Balance Sheet and Cash Flow Information
(Unaudited) (in thousands)

	Last Day of February,
	2025	2024
Balance Sheet:
Cash and cash equivalents	$18,867	$18,501
Receivables, net	428,330	394,536
Inventory	452,615	395,995
Total assets, current	931,712	843,918
Total assets	3,132,083	2,838,622
Total liabilities, current	466,259	450,811
Total long-term liabilities	982,385	750,369
Total debt	916,894	665,671
Stockholders' equity	1,683,439	1,637,442

	Fiscal Years Ended Last Day of February,
	2025	2024
Cash Flow:
Depreciation and amortization	$55,048	$51,499
Net cash provided by operating activities	113,213	306,067
Capital and intangible asset expenditures	30,072	36,644
Net debt proceeds (repayments)	249,900	(269,076)
Payments for repurchases of common stock	103,188	55,222

Reconciliation of Non-GAAP Financial Measures – GAAP Net Cash Provided by Operating Activities to Free Cash Flow (Non-GAAP) (1) (2)
(Unaudited) (in thousands)

	Fiscal Years Ended Last Day of February,
	2025	2024
Net cash provided by operating activities (GAAP)	$113,213	$306,067
Less: Capital and intangible asset expenditures	(30,072)	(36,644)
Free cash flow (non-GAAP)	$83,141	$269,423

Reconciliation of Non-GAAP Financial Measures – Net Leverage Ratio (Non-GAAP) (1) (3)
(Unaudited) (in thousands)

Fiscal Year Ended February 28, 2025

Adjusted EBITDA (non-GAAP) (13)	$289,322
Pro forma effect of the Olive & June acquisition (3)	16,760
Adjusted EBITDA per the credit agreement	$306,082

Total borrowings under the credit agreement, as reported (GAAP)	$921,850
Add: Outstanding letters of credit	9,460
Less: Unrestricted cash and cash equivalents	(23,809)
Net debt	$907,501

Net leverage ratio (non-GAAP) (3)	2.96

HELEN OF TROY LIMITED AND SUBSIDIARIES
Notes to Press Release

(1)
This press release contains non-GAAP financial measures. Adjusted Operating Income, Adjusted Operating Margin, Adjusted Income, Adjusted Diluted EPS, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Net Leverage Ratio (“Non-GAAP Financial Measures”) that are discussed in the accompanying press release or in the preceding tables may be considered non-GAAP financial measures as defined by SEC Regulation G, Rule 100. Accordingly, the Company is providing the preceding tables that reconcile these measures to their corresponding GAAP-based financial measures. The Company is unable to present a quantitative reconciliation of forward-looking expected net leverage ratio to its most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP financial measure without unreasonable effort or expense. In addition, the Company believes such reconciliation would imply a degree of precision that would be confusing or misleading to investors. The Company believes that these Non-GAAP Financial Measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these Non-GAAP Financial Measures, in combination with the Company's financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of certain charges and benefits on applicable income, margin and earnings per share measures. The Company also believes that these Non-GAAP Financial Measures reflect the operating performance of its business and facilitate a more direct comparison of the Company's performance with its competitors. The material limitation associated with the use of the Non-GAAP Financial Measures is that the Non-GAAP Financial Measures do not reflect the full economic impact of the Company's activities. These Non-GAAP Financial Measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial measures, and may be calculated differently than non-GAAP financial measures disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP financial measures.

(2)	Free cash flow represents net cash provided by operating activities less capital and intangible asset expenditures.

(3)
Net leverage ratio is calculated as (a) total borrowings under the Company's credit agreement plus outstanding letters of credit, net of unrestricted cash and cash equivalents, including readily marketable obligations issued, guaranteed or insured by the U.S. with maturities of two years or less, at the end of the current period, divided by (b) Adjusted EBITDA per the Company's credit agreement (calculated as EBITDA plus non-cash charges and certain allowed addbacks, less certain non-cash income, plus the pro forma effect of acquisitions and certain pro forma run-rate cost savings for acquisitions and dispositions, as applicable for the trailing twelve months ended as of the current period).

(4)	Organic business refers to net sales revenue associated with product lines or brands after the first twelve months from the date the product line or brand is acquired, excluding the impact that foreign currency remeasurement had on reported net sales revenue. Net sales revenue from internally developed brands or product lines is considered Organic business activity.

(5)
On December 16, 2024, the Company completed the acquisition of Olive & June. As such, the three months ended February 28, 2025 and fiscal 2025 include approximately eleven weeks of operating results from Olive & June. Olive & June sales are reported in Acquisition.

(6)
Represents a transitional income tax benefit resulting from the recognition of a deferred tax asset in connection with the reorganization of the Company's intangible assets (“intangible asset reorganization”).

(7)
Non-cash asset impairment charges were recognized, during the fourth quarter of fiscal 2025, to reduce the goodwill and definite-lived trade name of the Company's Drybar business, which is included within the Beauty & Wellness segment.

(8)
Accounts receivable turnover uses 12 months trailing net sales revenue. The current and four prior quarters' ending balances of trade accounts receivable are used for the purposes of computing the average balance component as required by the particular measure.

(9)	Domestic net sales revenue includes net sales revenue from the U.S. and Canada.

(10)	Represents a charge for uncollectible receivables due to the bankruptcy of Bed, Bath & Beyond (“Bed, Bath & Beyond bankruptcy”).

(11)	Gain on the sale of distribution and office facilities in El Paso, Texas during the third quarter of fiscal year 2024.

(12)
Represents a discrete tax charge to revalue existing deferred tax liabilities as a result of Barbados enacting a domestic corporate income tax rate of 9%, effective beginning with the Company's fiscal year 2025 (“Barbados tax reform”).

(13)	See reconciliation of Adjusted EBITDA to the most directly comparable GAAP-based financial measure (net income) in the accompanying tables to this press release.